UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2005

LAFARGE NORTH AMERICA INC.

(Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	0-11936 (Commission File Number)	58-1290226 (I.R.S. Employer Identification No.)

12950 Worldgate Drive, Suite 500 Herndon, Virginia (Address of principal executive offices)		20170 (Zip Code)

Registrant’s Telephone Number, including area code: (703) 480-3600

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

     On June 30, 2005, Lafarge North America Inc. (“LNA”) entered into an agreement with Lafarge S.A. (“Lafarge”) and Blue Circle North America (“BCNA”) pursuant to which the parties agreed that the Management Agreement (the “Management Agreement”) dated as of July 11, 2001, by and among LNA, Lafarge, and BCNA, as supplemented by the Supplemental Agreement Regarding Employees and Employee Benefits dated as of December 21, 2001 (the “Supplemental Agreement”), would be amended and restated effective as of January 1, 2006 and would remain in effect for at least a two-year period beginning on such date. The current Management Agreement, including all fees payable for 2005, is to remain in effect without amendment until December 31, 2005.

The amended and restated Management Agreement would amend the management fee payable under the current Management Agreement so that the existing $12 million annual fixed fee would be subject to annual inflation increases, and the incentive fee would be revised to equal 10% of the annual increase in operating income, capped at a maximum of 50% of that year’s $12 million fixed fee (as adjusted). BCNA would also continue to pay estimated incremental costs of approximately $2 million per year. The incentive fee would be payable only if operating income exceeds the greater of $105 million or the highest operating income for any prior year commencing with the calendar year 2005. The incentive fee formula would be equitably modified upon a material change in BCNA’s capital base, and the incentive fee would be increased to 25% with retroactive effect for the calendar years 2006 and 2007 and without a cap upon the consummation of a sale of all or substantially all of BCNA (or a pro rata portion of such incentive fee upon a sale of a substantial portion of BCNA) to any person, entity or group other than LNA in the event an agreement is entered into with respect to such a sale during the term of the amended and restated Management Agreement. The cost and expense reimbursement provisions of the Management Agreement and Supplemental Agreement are not being amended. The initial term of the amended and restated Management Agreement would be two years, with automatic one-year extensions, provided that on or after December 31, 2006, either party may give notice of termination of the amended and restated Management Agreement by delivering notice that the amended and restated Management Agreement will terminate one year after such delivery.

The amended and restated Management Agreement is subject to approval of the board of directors of Lafarge. Lafarge has agreed to recommend the amended and restated Management Agreement to its board of directors and to undertake good faith reasonable best efforts to submit the agreement to Lafarge’s board of directors for its consideration by September 15, 2005. If Lafarge board approval is not obtained for any reason by September 15, 2005, either party may provide notice of intent to terminate the current Management Agreement between September 15 and September 30, 2005. Any notice of termination given during such period would have the effect of terminating the current Management Agreement effective as of March 31, 2006.

The Supplemental Agreement has been amended to be coterminous with the Management Agreement.

Lafarge is the majority stockholder of LNA, and Lafarge is also the owner of BCNA. The agreement was approved by LNA’s independent directors.

The letter agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits

          99.1 Agreement dated June 30, 2005 by and among Lafarge North America Inc., Lafarge S.A. and Blue Circle North America.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LAFARGE NORTH AMERICA INC.
By:	/s/ ERIC C. OLSEN
Eric C. Olsen
Executive Vice President and Chief Financial Officer

Date: June 30, 2005